Exhibit 10.10

DIRECTORS FEE CONTINUATION PLAN

I. Purpose It is the purpose of this Plan to recognize and reward Directors for services and contributions to The United Co-operative Bank. Subject to the terms of the Plan, Directors will receive a continuing benefit from the Bank upon retirement, death or disability.

II. Definitions

A. Bank shall mean The United Co-operative Bank, its parent, subsidiaries and affiliates.

B. Beneficiary shall mean the Person(s) or Trust designated by a Participant to receive benefits pursuant to this Plan in the event of such Participant’s death. If no Beneficiary is designated, the Participant’s spouse, if living, otherwise the Participant’s Estate shall be the Beneficiary.

C. Termination for Cause shall be determined in the sole discretion of the Board of Directors by a two-thirds vote of the Directors attending a properly called meeting of the Board.

D. Director(s) shall mean persons duly elected as such and who are not compensated employees of the Bank.

E. Disability shall mean the inability of a Director due to either illness or injury, to perform the duties expected of such Director as determined in the sole discretion of the Board of Directors by a two thirds vote of the Directors attending a properly called Meeting of the Board.

F. Effective Date The Effective Date of this Plan shall be April 1, 1999.

G. Entry Date shall mean April 1st of each calendar year.

H. Fee Income shall mean fees received from the Bank for service as a Director.

I. Normal Retirement Date shall mean the May 1st of the calendar year immediately following the expiration of the term during which the Participant attains age seventy-two (72).

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J. Participant

1.	A Director who is a Director as of April 1, 1999 and who has not waived participation in the Plan shall become a Participant on April 1, 1999.

2.	A Director who becomes a Director after April 1, 1999 and who has not waived participation in the Plan shall become a Participant on the Plan Entry Date next following the completion of three (3) Years of Service.

K. Plan shall mean the terms, conditions and benefits provided by this document and any amendment or restatement of this document.

L. Plan Year shall mean the twelve (12) month period ending March 31.

M. Retirement shall mean termination of services as a Director for any reason other than death, disability or cause.

N. Year of Service shall mean service as a Director for all or part of any calendar year.

III. Plan Benefits

A. Retirement.

1.	A Participant who has served as Board Chair

At Normal Retirement Date, a Participant who has served as Board Chair and who is (a) no longer serving as a Director and (b) has not been terminated for cause shall receive an annual benefit amount payable for ten (10) years of twenty four thousand dollars ($24,000), reduced by one-fifteenth (1/15) for each Year of Service as a Director less than fifteen (15). Such benefit shall commence at Normal Retirement Date. Should a Participant die prior to receipt of all benefits provided hereunder, any unpaid benefits shall be paid to the beneficiary designated in writing by the Participant.

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2.	A Participant who has not served as Board Chair

At Normal Retirement Date, a Participant who has not served as Board Chair and who is (a) no longer serving as a Director and (b) has not been terminated for cause shall received an annual benefit amount payable for ten (10) years of fifteen thousand dollars ($15,000), reduced by one-fifteenth (1/15) for each Year of Service as a Director less than fifteen (15). Such benefit shall commence at Normal Retirement Date. Should a Participant die prior to receipt of all benefits provided hereunder, any unpaid benefits shall be paid to the beneficiary designated in writing by the Participant.

B. Early Retirement. In the event a Participant’s service is terminated prior to attainment of Normal Retirement Date and has not been terminated for Cause, such Participant shall receive the annual benefit amount provided in either Paragraph A (1) or A (2). Such benefit shall commence on the May 1st immediately following such Participant’s attainment of age seventy-two (72). Should a Participant die prior to receipt of all benefits provided hereunder, any unpaid benefits shall be paid to the Beneficiary designated in writing by the Participant.

C. Disability. In the event a Participant’s service is terminated prior to Normal Retirement Date due to disability, such Participant shall receive the benefit provided in Paragraph A above, determined as though the Participant had served as a Director to Normal Retirement Date. Such benefit shall commence on the May 1st immediately following such Participant’s attainment of age seventy-two (72). Should a Participant die prior to receipt of all benefits provided hereunder, any unpaid benefits shall be paid to the Beneficiary designated in writing by the Participant.

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D. Death. In the event a Participant’s service is terminated prior to Normal Retirement Date due to death, the beneficiary designated in writing by the Participant shall receive the benefit provided in either Paragraph A (1) or A (2) above, determined as though the Participant had served as a Director to Normal Retirement Date. Such benefit shall commence within sixty (60) days following such Participant’s death.

E. Termination for Cause. Should the employment of a Director be terminated for Cause, there shall be no benefits provided to such Director under this Plan

IV. Miscellaneous

A. Plan Continuation. The Bank shall not merge or consolidate into or with another organization, or reorganize, or sell substantially all of its assets to another organization, firm or person unless and until such succeeding or continuing organization, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank”, as used in this Plan shall be deemed to refer to such successor or survivor organization.

B. Plan Amendment or Termination. This Plan may be amended or terminated by a two-thirds vote of all Directors, but any such amendment or termination shall not affect or change rights or obligations incurred up to the time of such amendment or termination. Any such amendment or termination may not curtail benefits below the amount that would be provided under Section III B hereof, assuming termination of service occurred on the effective date of such amendment or termination.

This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

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UNITED CO-OPERATIVE BANK

DIRECTOR FEE CONTINUATION CALCULATIONS

DIRECTOR	ANNUAL RETIREMENT BENEFIT	RETIREMENT COMMENCEMENT DATE
Barry, Edward J.	$15,000	May-01

Bozenhard, Jr., Robert W.	15,000	May-08

Foote, Elizabeth T.	15,000	May-24

Gaylord, Jr., Richard N.	24,000	May-01

Helliwell, Donald G.	15,000	May-07

Jones, George W.	15,000	May-06

Marchant, G. Todd	15,000	May-11

Palmer, Franklin	15,000	May-03

Ross, Kevin E.	15,000	May-27

Stewart, Jr., Robert A.	15,000	May-24

Werenski, Michael F.	15,000	May-33

NOTES:

(1) Annual benefit to be paid for a period of 10 years to Director or designated beneficiary.

The following directors will be eligible for participation on 4/1/05:

Michael F. Crowley, Carol Moore Cutting and Carol A. Leary

Copyright 1999 MKA

All Rights Reserved

April 30, 1999